                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant      [X]
Filed by a Party other than the Registrant [ ]

Check Appropriate Box:

[X]     Preliminary Proxy Statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                          Incyte Pharmaceuticals, Inc.
                (Name of Registrant as Specified In Its Charter)

                              --------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)     Title of each class of securities to which transaction applies:


               -----------------------------------------------------------------

        2)     Aggregate number of securities to which the transaction applies:


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        3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


               -----------------------------------------------------------------

        4)     Proposed maximum aggregate value of transaction:


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        5)     Total fee paid:


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[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:


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        2)     Form, Schedule or Registration Statement No.:


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        3)     Filing Party:


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        4)     Date Filed:


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

                                 [INCYTE LOGO]



                                  I N C Y T E

                     P H A R M A C E U T I C A L S, I N C.

                               3174 PORTER DRIVE
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 855-0555



                                                                     May 1, 2000




Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Incyte Pharmaceuticals, Inc. that will be held on June 5, 2000, at 10:00 A.M., at the Company's offices at 3160 Porter Drive, Palo Alto, California.

        The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

        After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

        A copy of the Company's 1999 Annual Report to Stockholders is also enclosed.

        The Board of Directors and management look forward to seeing you at the meeting.

                                               Sincerely yours,



                                               /s/ ROY A. WHITFIELD
                                               -----------------------
                                               Roy A. Whitfield
                                               Chief Executive Officer

                          INCYTE PHARMACEUTICALS, INC.

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 5, 2000

                                 --------------

To the Stockholders of Incyte Pharmaceuticals, Inc.:

        The Annual Meeting of Stockholders of Incyte Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at 3160 Porter Drive, Palo Alto, California, on Monday, June 5, 2000, at 10:00 A.M., Pacific Daylight Time, for the following purposes:

        1. To elect directors to serve until the 2001 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

        2. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 75,000,000 shares to 200,000,000 shares;

        3. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to change the Company's name to Incyte Genomics, Inc.;

        4. To consider and vote upon a proposal to amend the Company's 1991 Stock Plan to increase the number of shares available for grant thereunder from 7,400,000 shares to 8,700,000 shares;

        5. To consider and vote upon a proposal to amend the Company's 1997 Employee Stock Purchase Plan to increase the number of shares available for grant thereunder from 400,000 shares to 600,000 shares;

        6. To ratify appointment of Ernst & Young LLP as the Company's independent auditors; and

        7. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

        Stockholders of record as of the close of business on April 17, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary's office, 3174 Porter Drive, Palo Alto, California, for ten days before the meeting.

        IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                             By Order of the Board of Directors



                                             /s/ LEE BENDEKGEY
                                             -----------------
                                             Lee Bendekgey
                                             Secretary
May 1, 2000

                          INCYTE PHARMACEUTICALS, INC.
                                3174 PORTER DRIVE
                           PALO ALTO, CALIFORNIA 94304

                                 --------------

                                 PROXY STATEMENT

                                 --------------

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Incyte Pharmaceuticals, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 3160 Porter Drive, Palo Alto, California, on Monday, June 5, 2000, at 10:00 A.M., Pacific Daylight Time, and any postponement or adjournment thereof (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted "FOR" the election of the six nominees for director listed in this Proxy Statement and "FOR" approval of the proposals referred to in Items 2, 3, 4, 5, and 6 in the Notice of Annual Meeting and described in this Proxy Statement.

        Stockholders of record at the close of business on April 17, 2000 (the "Record Date"), are entitled to vote at the Annual Meeting. As of the close of business on that date, the Company had _______ shares of common stock, $.001 par value (the "Common Stock"), outstanding. The presence in person or by proxy of the holders of a majority of the Company's outstanding shares constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

        Directors are elected by a plurality vote. The six nominees for director who receive the most votes cast in their favor will be elected to serve as a director. Each of the other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

        The expense of printing and mailing proxy materials will be borne by the Company. The Company has retained the services of ________________ to assist in the solicitation of proxies at a cost of $_____. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock.

        This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about May 1, 2000.

                                    IMPORTANT

        PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES

        The Board of Directors proposes the election of six directors of the Company to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy.

        Names of the nominees and certain biographical information about them are set forth below:

        ROY A. WHITFIELD, 46, has been Chief Executive Officer of the Company since June 1993 and a director since June 1991. Mr. Whitfield served as President of the Company from June 1991 until January 1997 and as Treasurer of the Company from April 1991 until October 1995. Previously, Mr. Whitfield served as the President of Ideon Corporation, which was a majority owned subsidiary of Invitron Corporation, a biotechnology company, from October 1989 until April 1991. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, CooperBiomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group's international consulting practice. Mr. Whitfield received a B.S. with First Class Honors in mathematics from Oxford University, and an M.B.A. with Distinction from Stanford University. Mr. Whitfield is also a director of Aurora Biosciences Corporation.

        RANDAL W. SCOTT, PH.D., 42, has been President of the Company since January 1997. He has served as Chief Scientific Officer of the Company since March 1995, a director since June 1991 and Secretary of the Company from April 1991 until June 1998. Dr. Scott served as Executive Vice President of the Company from March 1995 until January 1997 and as Vice President, Research and Development of the Company from April 1991 through February 1995 and as Secretary from April 1991 to June 1998. Dr. Scott was one of Invitron's founding scientists and was employed by Invitron from March 1985 to June 1991. In 1987, Dr. Scott started the Protein Biochemistry Department at Invitron's California Research Division and became Senior Director of Research in November 1988. Dr. Scott was responsible for developing Invitron's proprietary products and discovery programs and is an inventor of several of the Company's patents. Prior to joining Invitron, he was a Senior Scientist at Unigene Laboratories, a biotechnology company. Dr. Scott received his Ph.D. in Biochemistry from the University of Kansas.

        BARRY M. BLOOM, PH.D., 71, has been a director of the Company since October 1994. Dr. Bloom retired in 1993 from Pfizer Inc. where he was most recently Executive Vice President, Research and Development, and a member of the Board of Directors. Dr. Bloom began his career with Pfizer in 1952 as a research chemist. He was named president of Pfizer Central Research, and elected a corporate vice president in 1971, a member of the Board of Directors in 1973, and a member of the Corporate Management Committee in 1984. He was named senior vice president in 1990 and executive vice president in 1991. Dr. Bloom is a director of Cubist Pharmaceuticals, Inc., Neurogen Corporation, Vertex Pharmaceuticals, Inc., Catalytica Pharmaceuticals, Inc., a subsidiary of Catalytica, Inc., Microbia, a privately held biotechnology company and serves as a scientific adviser to Axiom Venture Partners.

        JEFFREY J. COLLINSON, 58, has been a director of the Company since inception and has served as Chairman of the Board of Directors since April 1991. Mr. Collinson has served as President of Collinson Howe Venture Partners, Inc., a venture capital management firm, since 1990 and was President of Schroder Venture Managers, Inc., a venture capital firm, from 1983 to 1990. Mr. Collinson is also President of Collinson Howe & Lennox LLC and a director of Neurogen Corporation.

        FREDERICK B. CRAVES, PH.D., 54, has been a director of the Company since July 1993. Since January 1997, Dr. Craves has been Managing Director and Chairman of The Craves Group, a private merchant bank focused on life science. He is also a General Partner of Burrill & Craves, a private merchant bank specializing in life science, which he co-founded in 1994, and Managing Director of Bay City Capital. Dr. Craves has been an independent management consultant since May 1993 and in July 1993, he was appointed Chairman of the Board of NeoRx Corporation and of Epoch Pharmaceuticals, Inc., each of which is a biotechnology company. From January 1991 to May 1993 he was President and Chief Executive Officer of Berlex Biosciences, a biotechnology company that is a wholly owned subsidiary of Schering AG. Dr. Craves was Chairman, Chief Executive Officer and President of Codon, a biotechnology company, from 1982 until its acquisition by Schering AG in 1990. Dr. Craves is also a director of Medarex, Inc.

        JON S. SAXE, 63, has been a director of the Company since July 1993. Since January 1995, he has been the President of Protein Design Labs, Inc., a biotechnology company. From April 1993 through December 1994, he was President of Saxe Associates, a consultancy. Mr. Saxe served as President and Chief Executive Officer of Synergen, Inc., a biotechnology company, from October 1989 to April 1993. Mr. Saxe served as Vice President, Licensing and Corporate Development, for Hoffmann-La Roche Inc., a pharmaceutical company, from August 1984 to September 1989, and as Head, Patent Law from September 1978 to September 1989. Mr. Saxe is also a director of ID Biomedical, Inc., Questcor, Inc., Protein Design Labs, Inc., InSite Vision Incorporated and four private companies.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION AS DIRECTOR OF THE NOMINEES SET FORTH ABOVE.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors held eight meetings during 1999. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.

        The Board of Directors has appointed a Compensation Committee, an Audit Committee and a Management Stock Option Plan Committee (the "Option Committee").

        The members of the Compensation Committee are Barry M. Bloom, Jeffrey J. Collinson, Frederick B. Craves and Jon S. Saxe. The Compensation Committee held six meetings during 1999. The Compensation Committee's functions are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of the Company and to administer the Company's 1991 Stock Plan (the "Stock Plan") and 1997 Employee Stock Purchase Plan.

        The members of the Option Committee are Barry M. Bloom, Jeffrey J. Collinson and Jon S. Saxe. The Option Committee's function is to determine stock-based compensation awards for the Company's management. The Option Committee held six meetings during 1999.

        The members of the Audit Committee are Barry M. Bloom, Jeffrey J. Collinson and Jon S. Saxe. The Audit Committee held five meetings during 1999. The Audit Committee's functions are to review the scope of the annual audit, monitor the independent auditor's relationship with the Company, advise and assist the Board of Directors in evaluating the independent auditor's examination, supervise the Company's financial and accounting organization and financial reporting, and nominate, for approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of the Company for the fiscal year for which it is appointed.

COMPENSATION OF DIRECTORS

        Directors who are employees of the Company do not receive any fees for service on the Board of Directors. Drs. Bloom and Craves and Messrs. Collinson and Saxe are reimbursed for their expenses for each meeting attended, and Messrs. Collinson and Saxe and Drs. Craves and Bloom are each compensated $2,500 per diem in connection with their attendance at Board meetings. In February 2000, in recognition of the increased responsibilities of non-employee Board members resulting from the Company's activities, the Board approved a retainer of $10,000 per year to be paid to such directors in addition to the per diem fee. Pursuant to the Company's 1993 Directors' Stock Option Plan (the "Directors' Plan"), in June 1999 each of Drs. Bloom and Craves and Messrs. Collinson and Saxe received an annual automatic grant of an option to purchase 5,000 shares of Common Stock at an exercise price of $ 24.25 per share; such options vest in full on the first anniversary of the date of the grant. Pursuant to the Directors' Plan, each of Drs. Bloom and Craves and Messrs. Collinson and Saxe will receive, if re-elected as a director at the Annual Meeting, an additional option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options will vest in full on the first anniversary of the grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 1, 2000 as to shares of the Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers named under "Executive Compensation--Summary Compensation Table," and (iv) all directors and executive officers of the Company as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

                                                                         SHARES      PERCENTAGE
                                                                      BENEFICIALLY  BENEFICIALLY
                                                                        OWNED(1)      OWNED(1)
                                                                      ------------  ------------
Janus Capital Corporation(2)(3) ...................................      3,524,295       11.2%

Four Partners(4)(5)................................................      2,622,200        8.3%

Pequot Capital Corporation(6)(7)...................................      2,619,000        8.3%

Waddell & Reed(8)(9)...............................................      1,832,100        5.8%
   Investment Management Company

Roy A. Whitfield(10)...............................................        683,742        2.2%

Randal W. Scott(11)................................................        400,509        1.3%

E. Lee Bendekgey(12)...............................................         15,791        *

Michael D. Lack...................................................               0        *

James R. Neal......................................................              0        *

Denise M. Gilbert(13)..............................................         36,245        *

Jeffrey J. Collinson(14)...........................................        174,916        *

Frederick B. Craves(15)............................................        120,600        *

Jon S. Saxe(16)....................................................         75,000        *

Barry M. Bloom(17).................................................         52,500        *

All directors and executive officers as a group (10 persons)(18)...      1,559,303        4.9%


----------------
*       Less than 1%.

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2) The address of the principal place of business of Janus Capital Corporation is 100 Fillmore Street, Denver, CO 80206.

(3) According to Schedule 13G dated March 9, 2000, filed jointly by Janus Capital Corporation ("Janus") and Thomas H. Bailey, Janus and Mr. Bailey have sole voting power and dispositive power with respect to all shares listed in the table. Thomas H. Bailey owns approximately 12.2% of Janus as well as being the President and Chairman of the Board of Janus. Due to Mr. Bailey's stock ownership of Janus and the positions he holds at Janus, Mr. Bailey may be deemed to exercise power over Janus and therefore over the shares of common stock of the Company held by Janus. Mr. Bailey does not own any shares of the Company directly nor has he engaged in any transactions in the common stock of the Company.

(4) The mailing address for Four Partners and Four-Fourteen Partners LLC is c/o Thomas J. Tisch 667 Madison Avenue, New York, New York 10021. The mailing addresses for Messrs. Tisch are Andrew H. Tisch, Daniel R. Tisch and James S. Tisch, 667 Madison Avenue, New York, NY 10021 and Daniel R. Tisch c/o Mentor Partners, L.P., 500 Park Avenue, New York, NY 10022.

(5) According to an amended Schedule 13G dated February 14, 2000, filed jointly by Four Partners, a New York general partnership ("FP"), Four-Fourteen LLC ("4-14"), a Delaware limited liability company, Andrew
        H. Tisch, Daniel R. Tisch, James S. Tisch, Thomas J. Tisch (collectively "Messrs. Tisch"), the Andrew H. Tisch 1999 Annuity Trust V, the Daniel
        R. Tisch 1999 Annual Trust V, the James S. Tisch 1999 Annuity Trust V, the Thomas J. Tisch 1999 Annuity Trust V, the Andrew H. Tisch 2000 Annuity Trust I, the Daniel R. Tisch 2000 Annuity Trust I, the James S. Tisch 2000 Annuity Trust I, and the Thomas J. Tisch 2000 Annuity Trust, FP, 4-14 and the various Tisch Trusts own collectively 2,622,200 shares. FP is the beneficial owner of, with sole dispositive and voting power for 1,878,600 shares, 4-14 is the beneficial owner of, with sole dispositive and voting power for 100,000 shares, Andrew H. Tisch 1999 Annuity Trust V is the beneficial owner of, with sole dispositive and voting power for 145,553 shares, Daniel R. Tisch 1999 Annuity Trust V is the beneficial owner of, with sole dispositive and voting power for 145,553, James S. Tisch 1999 Annuity Trust V is the beneficial owner of, with sole dispositive and voting power for 145,553, Thomas J. Tisch 1999 Annuity Trust V is the beneficial owner of, with sole dispositive and voting power for 145,553, Andrew H. Tisch 2000 Annuity Trust I is the beneficial owner of, with sole dispositive and voting power for 15,347 shares, Daniel R. Tisch 2000 Annuity Trust I is the beneficial owner of, with sole dispositive and voting power for 15,347, James S. Tisch 2000 Annuity Trust I is the beneficial owner of, with sole dispositive and voting power for 15,347, Thomas J. Tisch 2000 Annuity Trust I is the beneficial owner of, with sole dispositive and voting power for 15,347 and each of Messrs. Tisch are the beneficial owners of, with sole dispositive power for 160,900 each.

(6) The address of the principal place of business of Pequot Capital Corporation is 500 Nyala Farm Road, Westport, CT 06880.

(7) According to Schedule 13G dated February 10, 2000, filed by Pequot Capital Management, Inc. ("Pequot"), Pequot has sole voting and dispositive power with respect to all shares listed in the table.

(8) The address of the principal place of business of Waddell & Reed Investment Management Company is P.O. Box 29217, 300 Camar Avenue, Shawnee Mission, KS 66202.

(9) According to an amended Schedule 13G dated February 29, 2000, filed jointly by Waddell & Reed Investment Management Company ("WRIMCO"), Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc. and Waddell & Reed Financial, Inc., WRIMCO has sole voting power and shares dispositive power with Waddell & Reed, Inc., Waddell & Reed Financial Services, Inc. and Waddell & Reed Financial, Inc., with respect to all shares listed in the table.

(10) Includes 177,822 shares subject to options exercisable within 60 days of March 1, 2000.

(11) Includes 185,523 shares subject to options exercisable within 60 days of March 1, 2000.

(12) Includes 15,791 shares subject to options exercisable within 60 days of March 1, 2000.


(13) Includes 20,000 shares subject to options exercisable within 60 days of March 1, 2000.


(14) Includes 120,000 shares held by Schroders Incorporated, and 200 shares held by Collinson Howe Venture Partners, Inc. Mr. Collinson, a director of the Company, shares voting and investment power with respect to such shares. Mr. Collinson disclaims beneficial ownership of shares held by Schroders Incorporated, except to the extent of his proportionate interest therein. Mr. Collinson is the majority shareholder of Collinson Howe Venture Partners, Inc. and may be deemed to be the beneficial owner of the shares held by that entity. Also includes 7,656 shares held by Indian Chase, Inc., over which Mr. Collinson has voting and investment power. Mr. Collinson disclaims beneficial ownership of shares held by Indian Chase, Inc. except to the extent of his proportionate interest therein. Includes 15,000 shares subject to options exercisable within 60 days of March 1, 2000.

(15) Includes 4,000 shares held by Burrill & Craves, a general partnership. Dr. Craves is a general partner of such partnership and may be deemed to be the beneficial owner of the shares held by the partnership. Also includes 4,200 shares held by a trust for which Dr. Craves is a trustee, 7,400 shares held by Dr. Craves' spouse, and 105,000 shares subject to options exercisable within 60 days of March 1, 2000.

(16) Includes 75,000 shares subject to options exercisable within 60 days of March 1, 2000.

(17) Includes 52,500 shares subject to options exercisable within 60 days of March 1, 2000.

(18)    Includes shares included pursuant to notes (10), (11), (12), (13), (14),
        (15), (16) and (17) above.

                             EXECUTIVE COMPENSATION

        The following table summarizes all compensation paid to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers for services rendered in all capacities to the Company for the fiscal years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                                              ANNUAL COMPENSATION        SECURITIES
NAME AND PRINCIPAL                          -----------------------      UNDERLYING
POSITION                         YEAR       SALARY($)     BONUS($)        OPTIONS
------------------              ------      ---------     -------         --------
Roy A. Whitfield                 1999        304,769            --         15,000
  Chief Executive Officer        1998        290,000            --         25,000
                                 1997        260,000       100,000          9,000

Randal W. Scott                  1999        284,769            --         15,000
  President and Chief            1998        270,000            --         25,000
    Scientific Officer           1997        240,000       100,000          9,000

E. Lee Bendekgey(1)              1999        229,692        10,000         77,500
  Executive Vice
    President and General
    Counsel

Michael D. Lack(2)               1999        124,923        20,000        150,000
  Chief Operating Officer

James R. Neal(3)                 1999        107,076        20,000        100,000
  Executive Vice President,
    Marketing and Sales

Denise M. Gilbert(4)             1999        210,525            --             --
                                 1998        250,000            --         25,000
                                 1997        220,000       100,000         15,000

------------------------
(1)     Mr. Bendekgey became an executive officer in June 1999.
(2)     Mr. Lack joined the Company in July 1999.
(3)     Mr. Neal joined the Company in July 1999.
(4) Ms. Gilbert relinquished the role of Executive Vice President, Chief Financial Officer and Treasurer in June 1999. Ms. Gilbert ceased to be employed by the Company in October 1999.

        The following tables set forth certain information as of December 31, 1999 and for the fiscal year then ended with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above.

                              OPTION GRANTS IN 1999

                                                                                              POTENTIAL
                                                                                         REALIZABLE VALUE AT
                                                                                         ASSUMED ANNUAL RATES
                                                                                             OF STOCK PRICE
                                                                                               APPRECIATION
                                       INDIVIDUAL GRANTS                                     FOR OPTION TERM(4)
                     --------------------------------------------------------------    ------------------------------
                                         % OF
                        NUMBER OF        TOTAL
                       SECURITIES       OPTIONS
                       UNDERLYING      GRANTED TO    EXERCISE
                         OPTIONS      EMPLOYEES IN     PRICE             EXPIRATION
NAME                 GRANTED(#)(1)    FISCAL YEAR    ($/SH)(2)              DATE(3)        5%($)           10%($)
----                 -------------    -----------    ---------           ----------    -------------    -------------
Roy A. Whitfield         15,000              .57%      $30.4375             12/9/09    $  287,129.70    $  727,643.05

Randal W. Scott          15,000              .57        30.4375             12/9/09       287,129.70       727,643.05

E. Lee Bendekgey         15,000              .48        30.125              1/14/09       236,818.13       600,143.65

                         50,000             1.92        17.6875             4/22/09       556,178.69     1,409,465.99

                         15,000              .47        30.4375             12/9/09       287,129.71       727,643.04

Michael D. Lack         150,000             5.75        28.00               7/16/09     2,641,357.43     6,693,718.33

James R. Neal           100,000             3.83        28.00               7/16/09     1,760,904.95     4,462,478.88

Denise M. Gilbert(5)         --               --           --                    --               --               --

------------

(1) Options granted in 1999 vest 25% on the first anniversary of the date of grant, with the remaining shares vesting monthly over three years. Under the terms of the 1991 Stock Plan, the committee designated by the Board of Directors to administer the 1991 Stock Plan retains the discretion, subject to certain limitations within the 1991 Stock Plan, to modify, extend or renew outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.

(2) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(3) The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(4) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(5) Ms. Gilbert relinquished the role of Executive Vice President, Chief Financial Officer and Treasurer in June 1999. Ms. Gilbert ceased to be employed by the Company in October 1999.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                         AND 1999 YEAR END OPTION VALUES

                                                            NUMBER OF
                                                            SECURITIES            VALUE OF
                                                            UNDERLYING          UNEXERCISED
                                                           UNEXERCISED          IN-THE-MONEY
                                                            OPTIONS AT           OPTIONS AT
                                                           DECEMBER 31,         DECEMBER 31,
                                                             1999(#)             1999($)(2)
                                                          -------------     --------------------
                            SHARES
                           ACQUIRED          VALUE
                         ON EXERCISE        REALIZED       EXERCISABLE/         EXERCISABLE/
    NAME                     (#)             ($)(1)       UNEXERCISABLE        UNEXERCISABLE
                         -----------       ----------     -------------     --------------------
Roy A. Whitfield             --            $        0     177,450/45,750    $8,629,238/1,298,625

Randal W. Scott              --                     0     197,818/45,750     9,813,700/1,298,624

E. Lee Bendekgey             --                     0     12,500/115,000     305,860/3,850,080

Michael D. Lack              --                     0       0/150,000           0/4,800,000

James R. Neal                --                     0       0/100,000           0/3,200,000

Denise M. Gilbert(3)       222,812          6,609,289        20,000/0           1,031,250/0

------------

(1) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.


(2) Calculated on the basis of the fair market value of the underlying securities at December 31, 1999 ($60.00 per share) minus the exercise price.

(3) Ms. Gilbert relinquished the role of Executive Vice President, Chief Financial Officer and Treasurer in June 1999. Ms. Gilbert ceased to be employed by the Company in October 1999.

                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

        This report on executive compensation is provided by the Compensation Committee (the "Compensation Committee") and the Management Stock Option Committee (the "Option Committee") of the Board of Directors to assist stockholders in understanding their objectives and procedures in establishing the compensation of the Company's executive officers and describes the bases on which 1999 compensation determinations were made by the Compensation Committee. The Compensation Committee is comprised of four non-employee directors and the Option Committee is comprised of three non-employee directors. In making their determinations, the Compensation Committee and the Option Committee relied, in part, on independent surveys and public disclosures of compensation of management of companies in the biotechnology and biopharmaceutical industries.

COMPENSATION PHILOSOPHY AND OBJECTIVES

        The Compensation Committee believes that compensation of the Company's executive officers should:

        - Encourage creation of stockholder value and achievement of strategic corporate objectives.

        - Integrate compensation with the Company's annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

        - Provide a competitive total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber personnel.

        - Provide total compensation opportunity that is competitive with companies in the biopharmaceutical and biotechnology industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

        - Align the interests of management and stockholders and enhance stockholder value by providing management with longer term incentives through equity ownership by management.

        - Provide fair compensation consistent with internal compensation programs.

KEY ELEMENTS OF EXECUTIVE COMPENSATION

        The compensation of executive officers is based upon the Company's financial performance as well as an evaluation of the Company's progress in the creation and refinement of a unique genomic information business model, the establishment of additional database collaborations, the Company's achievement of certain business objectives, including the closing of acquisitions of businesses and technologies that may expand or enhance the Company's existing business, the execution of corporate and collaborative agreements, the expansion of the Company's business and the attainment of certain operational and research and development milestones in the Company's technology development programs, as well as the achievement of individual business objectives by each executive officer. The Company's existing compensation structure for executive officers generally includes a combination of salary and stock options and may include cash bonuses for performance determined to be deserving of such bonuses by the Compensation Committee.

        Salary. Salary levels are largely determined through comparisons with companies of similar headcount and market capitalizations or complexity in the biopharmaceutical and biotechnology industries. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation of responsibilities and market comparisons. The Compensation Committee, on the basis of its knowledge of executive compensation in the industry, believes that the Company's salary levels for the executive officers are at a level that the Compensation Committee, at the time such salary determinations were made, considered to be reasonable and necessary given the Company's financial resources and the stage of its development. In December 1999, the Compensation Committee set annual salaries for 2000. The Compensation Committee reviews salaries on an annual basis, with the next annual review scheduled to occur in December 2000. At such time, the Compensation Committee may change each executive officer's salary based on the individual's contributions and responsibilities over the prior 12 months and any change in median comparable company pay levels.

        Stock Options. The Company intends that certain compensation paid to management in 1999, including stock options, be exempt from the limitations on deductibility under Section 162(m) of the Internal Revenue Code. Accordingly, the Board established the Option Committee to administer grants under the Company's 1991 Stock Plan to members of management. The Compensation Committee and the Option Committee believe that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the best interest of stockholders and executive officers will be closely aligned. Therefore, executive officers are eligible to receive stock options when the Compensation Committee performs its annual salary review; although the Option Committee, at its discretion, may grant options at other times in recognition of exceptional achievements. The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Option Committee's knowledge of industry practice.

CHIEF EXECUTIVE OFFICER COMPENSATION

        Roy A. Whitfield is the Company's Chief Executive Officer. In April 1999, the Compensation Committee set Mr. Whitfield's annual base salary, retroactive to January 1, 1999, at $305,000. The Compensation Committee increased Mr. Whitfield's salary for 1999 in recognition of his performance in advancing the development and growth of the Company and the Company's achievement of specific corporate objectives, which included the following: the achievement of additional collaborations; the financial performance of the Company; the performance of the Company's Common Stock; the further establishment and development of the Company's database business and the expansion thereof; the compensation of the Company's management relative to biotechnology industry norms; and the average increase in annual salaries for all employees of the Company as a whole. The Committee determined that these achievements were important to the Company's future growth and could assist the Company in enhancing stockholder value and, accordingly, determined to reward Mr. Whitfield for his efforts on behalf of the Company.

        In recognition of Mr. Whitfield's accomplishments, and as an incentive for future performance, the Option Committee in December 1999 granted Mr. Whitfield options, exercisable at the fair market value on the date of grant, to purchase 15,000 shares of the Company's Common Stock. The size of Mr. Whitfield's grant was determined by management's and the Company's performance in 1999, including the achievement of additional collaborations, the financial performance of the Company, the performance of the Company's Common Stock, the further establishment and development of the Company's database and microarray businesses and expansion thereof, and the Company's progress toward its strategic goals, noting also that, under the Company's management bonus plan, Mr. Whitfield would receive no cash bonus for 1999.

        The Company's policy is generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Company reserves the discretion to pay compensation to its executive officers that may not be deductible.

        Mr. Whitfield is a member of the Board of Directors, but did not participate in matters involving the evaluation of his own performance or the setting of his own compensation.

  COMPENSATION COMMITTEE                     OPTION COMMITTEE

    Barry M. Bloom                          Barry M. Bloom
    Jeffrey J. Collinson                    Jeffrey J. Collinson
    Frederick B. Craves                     Jon S. Saxe
    Jon S. Saxe

                          STOCK PRICE PERFORMANCE GRAPH



        The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the CRSP Total Return Index for the Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index") and the CRSP Total Return Index for the Nasdaq U.S. and Foreign Stocks (the "Nasdaq Composite Index"), assuming an investment of $100 in each on December 31, 1994. The Company's Common Stock was traded on the American Stock Exchange from November 4, 1993 until January 16, 1996, at which time it commenced trading on the Nasdaq National Market. The comparisons in the table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.




                               12/31/94    12/31/95    12/31/96    12/31/97    12/31/98    12/31/99
Incyte Pharmaceuticals, Inc     $100.00     $180.18     $371.17     $648.65     $538.74     $864.68
Nasdaq Pharmaceutical Index      100.00      183.41      183.98      190.02      241.74      449.78
Nasdaq Composite Index           100.00      140.36      171.84      209.84      290.64      545.46

                                   PROPOSAL 2

          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
           TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        The Board of Directors has approved the amendment of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock from 75,000,000 to 200,000,000. The Board of Directors recommends that the Company's stockholders approve this amendment.

        As of April 17, 2000, the Company had _______ shares of Common Stock outstanding. An additional _______ shares were reserved for future issuance under the Company's stock plans, of which _______ shares were covered by outstanding options and 904,259 shares were available for future grant or purchase (including 1,500,000 shares subject to stockholder approval pursuant to Proposals 4 and 5, which are described below). The remaining _______ shares were unreserved.

        The Board of Directors believes that the authorized Common Stock remaining available is not sufficient to enable the Company to respond to potential business opportunities and to pursue important objectives that may be anticipated. Accordingly, the Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock as described above. The Board of Directors also believes that the availability of such shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes that may be identified by the Board of Directors from time to time, such as stock dividends (including stock splits in the form of stock dividends), financings, acquisitions, or strategic business relationships. Further, the Board of Directors believes the availability of additional shares of Common Stock will enable the Company to attract and retain talented employees through the grant of stock options and other stock-based incentives. An important part of the Company's business strategy is to expand its product offerings, distribution, and technological capabilities, including through the acquisition of assets and businesses deemed synergistic with the Company's operations. The Company does not currently have any agreements with respect to future acquisitions, however, the Company continues to review acquisition opportunities. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder's percentage voting power.

        The authorized shares of Common Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock do not have preemptive rights. The Board of Directors does not intend to issue any Common Stock except on terms which the Board deems to be in the best interests of the Company and its then-existing stockholders.

        The Board of Directors does not recommend this proposed amendment with the intent to use the ability to issue additional Common Stock to discourage tender offers or takeover attempts. However, the availability of authorized Common Stock for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company. The proposed amendment is not in response to any effort on the part of any party to accumulate material amounts of Common Stock or to acquire control of the Company by means of merger, tender offer, proxy contest or otherwise, or to change the Company's management. In addition, the proposal is not part of any plan by management to recommend a series of similar amendments to the Board of Directors and the stockholders.

        The text of Paragraph A of Article IV of the Certificate of Incorporation, as it is proposed to be amended pursuant to this proposal, is as follows:

               A. Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is two hundred and five million (205,000,000), of which two hundred million (200,000,000) shares of the par value of one-tenth of one cent ($.001) each shall be Common Stock (the "Common Stock") and five million (5,000,000) shares of the par value of one-tenth of one cent ($.001) each shall be Preferred Stock (the "Preferred Stock"). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors of this Corporation (the "Board of Directors") in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.

        The affirmative vote of the holders of a majority of the Company's outstanding Common Stock is required to approve this proposal. If approved by the stockholders, the proposed amendment to the Company's Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which will occur as soon as reasonably practicable.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT OF ARTICLE IV OF THE CERTIFICATE OF INCORPORATION.

                                   PROPOSAL 3

                 PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF
               INCORPORATION TO CHANGE THE NAME OF THE CORPORATION

        The Board of Directors has approved the amendment of the Certificate of Incorporation to change the name of the Company to Incyte Genomics, Inc.

        The text of Article I of the Certificate of Incorporation, as it is proposed to be amended pursuant to this proposal, is as follows:

               "The name of the Corporation is Incyte Genomics, Inc."

        The affirmative vote of the holders of a majority of the Company's outstanding Common Stock is required to approve this proposal. If approved by the stockholders, the proposed amendment to the Company's Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware, which will occur as soon as reasonably practicable.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT OF ARTICLE I OF THE CERTIFICATE OF INCORPORATION.

                                   PROPOSAL 4

       PROPOSAL TO AMEND THE INCYTE PHARMACEUTICALS, INC. 1991 STOCK PLAN

        In February 2000, the Board of Directors approved an amendment to the Company's 1991 Stock Plan (as amended, the "1991 Stock Plan"), subject to the approval of the Company's stockholders at the Annual Meeting. The following summary of the principal features of the 1991 Stock Plan is qualified by reference to the terms of the 1991 Stock Plan, a copy of which is available without charge upon stockholder request to Marilyn Pasquinelli, Incyte Pharmaceuticals, Inc., 3174 Porter Drive, Palo Alto, California 94304.

SUMMARY OF AMENDMENTS

        The amendment to the 1991 Stock Plan approved by the Board of Directors and submitted for stockholder approval consists of an increase in the number of shares of Common Stock reserved for issuance under the 1991 Stock Plan from 7,400,000 to 8,700,000.

1991 STOCK PLAN

        The 1991 Stock Plan was adopted by the Board of Directors in November 1991 and first approved by the Company's stockholders in December 1991. The purpose of the 1991 Stock Plan is to assist the Company in the recruitment, retention and motivation of employees and of independent contractors who are in a position to make material contributions to the Company's progress. The 1991 Stock Plan offers a significant incentive to the employees and independent contractors of the Company by enabling such individuals to acquire the Common Stock, thereby increasing their proprietary interest in the growth and success of the Company.

        The 1991 Stock Plan provides for the direct award or sale of shares of Common Stock and for the grant of both incentive stock options ("ISO") to purchase Common Stock intended to qualify for preferential tax treatment under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options ("NSO") to purchase Common Stock that do not qualify for such treatment under the Code. All employees (including officers) of the Company or any subsidiary and any independent contractor who performs services for the Company or a subsidiary are eligible to purchase shares of Common Stock and to receive awards of shares or grants of NSOs. Only employees are eligible to receive grants of ISOs. As of December 31, 1999, 874 employees were eligible to be considered for the grant of options under the Stock Plan. Options to purchase more than 400,000 shares may not be granted in a single calendar year to any participant in the 1991 Stock Plan.

        A total of 8,700,000 shares of Common Stock (including 1,300,000 shares subject to stockholder approval at the Annual Meeting) have been reserved for issuance under the 1991 Stock Plan. If any option granted under the 1991 Stock Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will once again be available for additional option grants. As of December 31, 1999, the Company had outstanding options under the Stock Plan to purchase an aggregate of 4,874,578 shares of Common Stock at exercise prices ranging from $.50 to $47.00 per share, or a weighted average per share exercise price of $24.15. A total of 1,708,107 shares of Common Stock (including 1,300,000 shares subject to stockholder approval at the Annual Meeting) are available for future issuance under the 1991 Stock Plan.

        The Compensation Committee and the Option Committee (collectively, the "Committee") have not made any determination with respect to future awards under the 1991 Stock Plan, and any allocation of such awards will be made only in accordance with the provisions of the 1991 Stock Plan, including the additional shares of stock that the stockholders are being asked to approve. The Company believes that the granting of options is necessary to attract the highest quality personnel as well as to reward and thereby retain existing key personnel. Moreover, the attraction and retention of such personnel is essential to the continued progress of the Company which ultimately is in the interests of the Company's stockholders.

        As of December 31, 1999, the following persons or groups had in total, received options to purchase shares of Common Stock under the 1991 Stock Plan as follows: (i) the Chief Executive Officer and the other executive officers named in the Summary Compensation Table: Mr. Whitfield, 369,400 shares, Dr. Scott, 359,400 shares, E. Lee Bendekgey, 127,500 shares, Michael D. Lack, 150,000 shares, James R. Neal, 100,000 shares, and

Dr. Gilbert 325,000 shares; (ii) all current executive officers of the Company as a group: 1,531,300 shares; (iii) all current directors who are not executive officers as a group: 20,000 shares; (iv) each nominee for director (other than the two directors listed in (i) above): Dr. Bloom, no shares, Mr. Collinson, no shares, Dr. Craves, 10,000 shares, and Mr. Saxe, 10,000 shares; and (v) all employees of the Company, including all current officers who are not executive officers, as a group: 5,544,876 shares.

   ADMINISTRATION

        The 1991 Stock Plan is administered by the Compensation Committee, which consists of two or more disinterested members of the Board of Directors. Subject to the limitations set forth in the 1991 Stock Plan, the Compensation Committee has the authority to determine, among other things, to whom options will be granted and shares will be sold, the number of shares, the term during which an option may be exercised and the rate at which the options may be exercised and the shares may vest.

   TERMS OF OPTIONS AND OF SHARES OFFERED FOR SALE

        The maximum term of each option that may be granted under the 1991 Stock Plan is 10 years. Stock options granted under the 1991 Stock Plan must be exercised by the optionee before the earlier of the expiration of such option or the date 90 days after termination of the optionee's employment, except that the period may be extended on certain events including death and termination of employment due to disability.

        The exercise price under each option will be established by the Committee; however, the exercise price of an ISO cannot be lower than the fair market value of the Common Stock on the date of grant and the exercise price of a NSO may not be less than the par value per share of the Common Stock. On April 17, 2000, the closing sale price per share for the Common Stock on the Nasdaq National Market was $_____. The exercise price must be paid in full at the time of exercise. Under the 1991 Stock Plan, the exercise price is payable in cash or, in certain circumstances, Common Stock or by promissory note. The 1991 Stock Plan also allows an optionee to pay the exercise price by giving "exercise/sale" or "exercise/pledge" directions. If exercise/sale directions are given, a number of option shares sufficient to pay the exercise price and any withholding taxes is issued to a securities broker selected by the Company, who, in turn, sells the shares in the open market. The broker remits the exercise price and any withholding taxes to the Company from the proceeds of the sale, and the optionee receives any remaining shares or cash. If exercise/pledge directions are given, the option shares are issued directly to a securities broker or other lender selected by the Company. The broker or other lender will hold the shares as security and will extend credit for up to 50% of their market value. The loan proceeds will be paid to the Company to the extent necessary to pay the exercise price and any withholding taxes. Any excess loan proceeds may be paid to the optionee. If the loan proceeds are insufficient to cover the exercise price and withholding taxes, the optionee will be required to pay the deficiency to the Company at the time of exercise.

        The terms of any sale of shares of Common Stock under the 1991 Stock Plan will be set forth in a common stock purchase agreement to be entered into between the Company and each purchaser. The Committee will determine the terms and conditions of such stock purchase agreements, which need not be identical. The purchase price for shares of Common Stock sold under the 1991 Stock Plan may not be less than the par value of such shares. The purchase price may be paid, at the Committee's discretion, with a full-recourse promissory note secured by the shares, except that the par value of the shares must be paid in cash. Shares may also be awarded under the Stock Plan in consideration of services rendered prior to the award, without a cash payment by the recipient.

        Options may have such terms and be exercisable in such manner and at such times as the Committee may determine. Common Stock transferred pursuant to the 1991 Stock Plan (including shares acquired upon the exercise of certain options) may be subject to repurchase by the Company in the event that any applicable vesting conditions are not satisfied. A holder of shares transferred under the 1991 Stock Plan has the same voting, dividend and other rights as the Company's other stockholders.

   AMENDMENT AND TERMINATION

        The 1991 Stock Plan may be amended at any time by the Board of Directors, subject to applicable laws. Unless sooner terminated by the Board of Directors, the 1991 Stock Plan will terminate on February 25, 2009, and, following such date, no further options may be granted or stock sold pursuant to such plan except upon the exercise of options granted prior to the termination date.

   EFFECT OF CERTAIN CORPORATE EVENTS

        In the event of a subdivision of the outstanding Common Stock or a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares, a spin-off or a similar occurrence, or declaration of a dividend payable in Common Stock or, if in an amount that has a material effect on the price of the shares, in cash, the Committee will make adjustments in the number and/or exercise price of options and/or the number of shares available under the 1991 Stock Plan, as appropriate. Such an adjustment was made in connection with the Company's two-for-one stock split effected in the form of a 100% stock dividend paid in November 1997.

        In the event of a merger or other reorganization, outstanding options will be subject to the agreement of merger or reorganization. Such agreement will provide for the assumption of outstanding options by the surviving corporation or its parent, for their continuation by the Company (if the Company is the surviving corporation), for payment of a cash settlement equal to the difference between the amount to be paid for one share under the agreement of merger or reorganization and the exercise price for each option, or for the acceleration of the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionees' consent.

   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS UNDER THE 1991 STOCK PLAN

        Neither the optionee nor the Company will incur any federal tax consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a NSO, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of Common Stock on the date of exercise; the Company will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time a NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of Common Stock withheld from those purchased under the NSO. The tax treatment of a disposition of option shares acquired under the 1991 Stock Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an ISO or by exercising a NSO. The Company will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

        The above description of tax consequences is based upon federal tax laws and regulations and does not purport to be a complete description of the federal income tax aspects of the 1991 Stock Plan.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT OF THE COMPANY'S 1991 STOCK PLAN.

                                   PROPOSAL 5

               PROPOSAL TO AMEND THE INCYTE PHARMACEUTICALS, INC.
                        1997 EMPLOYEE STOCK PURCHASE PLAN

        In February 2000, the Board of Directors approved an amendment to the Company's 1997 Employee Stock Purchase Plan (the "ESPP"), subject to the approval of the Company's stockholders at the Annual Meeting. The following summary of the principal features of the ESPP is qualified by reference to the terms of the ESPP, a copy of which is available without charge upon stockholder request to Marilyn Pasquinelli, Incyte Pharmaceuticals, Inc., 3174 Porter Drive, Palo Alto, California 94304.

DESCRIPTION OF AMENDMENT

        The amendments to the ESPP approved by the Board of Directors and submitted for stockholder approval consists of an increase in the number of shares of Common Stock reserved for issuance under the ESPP from 400,000 to 500,000.

EMPLOYEE STOCK PURCHASE PLAN

        The ESPP was adopted by the Board of Directors in February 1997, effective August 1, 1997 and first approved by the Company's stockholders in April 1997. The purpose of the ESPP is to provide employees with an opportunity to acquire shares of the Company's stock at a price below their market value and to pay for the purchases through payroll deductions, and to enable the Company to attract, retain and motivate valued employees.

   ADMINISTRATION

        The ESPP is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to construe, interpret and apply the terms of the ESPP, to determine eligibility, to establish such limitations and procedures as it determines are consistent with the ESPP and to adjudicate any disputed claims under the ESPP.

   ELIGIBILITY; PRICE OF SHARES

        Each regular full-time and part-time employee of the Company and subsidiaries designated by the Board of Directors who customarily works at least 20 hours per week and more than five months in any calendar year is eligible to participate in the ESPP after six months of employment. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own stock of the Company (including stock such employee may purchase under outstanding options) representing 5% or more of the total combined voting power or value of all classes of stock of the Company. In addition, no employee is permitted to participate if under the ESPP and all similar purchase plans of the Company or its subsidiaries, such rights would accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year.

        Under the ESPP, each calendar year is divided into two six-month "purchase periods" commencing May 1 and November 1 of each year. At the end of each purchase period, the Company will apply the amount contributed by the participant during that period to purchase shares of Common Stock for him or her. The purchase price will be equal to 85% of the lower of (a) the market price of the Common Stock immediately before the beginning of the applicable "offering period" or (b) the market price of the Common Stock on the last business day of the purchase period. In general each offering period is 24 months long, but a new offering period begins every six months. Thus, up to four overlapping offering periods may be in effect at the same time. If the market price of the Common Stock is lower on the purchase date, then the subsequent offering period automatically becomes the applicable offering period. No participant may purchase more than 2,000 shares in any one purchase period.

   PARTICIPATION; PAYROLL DEDUCTIONS; PURCHASE OF SHARES

        Eligible employees become participants in the ESPP by executing a subscription agreement authorizing payroll deductions and filing it with the payroll office before the first day of the applicable offering period. The payroll deductions made for each participant may be not be less than 1% or exceed such percentage of the participant's cash compensation as the participant designates. Payroll deductions commence with the first paycheck issued during the offering period and are deducted from subsequent paychecks throughout the offering period unless changed or terminated as provided in the ESPP.

        Participants are notified by statements of account as soon as practicable following the end of each purchase period as to the amount of payroll deductions, the number of shares purchased, the purchase price and the remaining cash balance of their accounts. Certificates representing the shares are delivered to a brokerage account and kept in such account pursuant to the subscription agreement.

   WITHDRAWAL FROM THE ESPP; TERMINATION OF EMPLOYMENT

        Participants may withdraw from the ESPP at any time. As soon as practicable after withdrawal, payroll deductions cease and all amounts credited to the participant's account are refunded in cash, without interest. A participant who has withdrawn from the ESPP cannot be a participant in future offering periods unless he or she re-enrolls pursuant to the ESPP's guidelines.

        Termination of a participant's status as an eligible employee is treated as an automatic withdrawal from the ESPP. A participant may designate in writing a beneficiary who is to receive shares and cash in the event of the participant's death subsequent to the purchase of shares, but prior to delivery. A participant may also designate a beneficiary to receive cash in his or her account in the event of such participant's death prior to the last day of the offering period. Any other attempted assignment, except by will, and the laws of descent and distribution, may be treated as a withdrawal.

   AMENDMENT AND TERMINATION

        The ESPP may be amended or terminated at any time by the Board of Directors, subject to applicable laws.

   EFFECT OF CERTAIN CORPORATE EVENTS

        In the event of a subdivision of the outstanding Common Stock or a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares, a spin-off or a similar occurrence, or declaration of a dividend payable in Common Stock or, if in an amount that has a material effect on the price of the shares, in cash, the Compensation Committee will make adjustments in the number and/or purchase price of shares and/or the number of shares available under the ESPP, as appropriate.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT OF THE ESPP.

                                   PROPOSAL 6

                      RATIFICATION OF INDEPENDENT AUDITORS

        Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000, subject to ratification by the stockholders. Ernst & Young LLP has audited the Company's financial statements since the Company's inception in 1991. Representatives of Ernst & Young LLP are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

        Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Board of Directors will review its future selection of the Company's independent auditors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received by the Secretary of the Company no later than January 1, 2001 in order that they may be included in the Company's proxy statement and form of proxy relating to that meeting.

        A stockholder proposal not included in the Company's proxy statement for the 2001 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company's Bylaws. To be timely, the Company's Bylaws provide that the Company must have received the stockholder's notice not less than 60 days nor more than 90 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 70 days prior to the meeting date, the Company must receive the stockholder's notice by the earlier of (i) the close of business on the 10th day after the earlier of the day the Company mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

                                  OTHER MATTERS

        The Company knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports.

        Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                                               By order of the Board of
                                               Directors.



                                               /s/ ROY A. WHITFIELD
                                               -----------------------
                                               Roy A. Whitfield
                                               Chief Executive Officer
May 1, 2000

PROXY                                                                      PROXY

                           INCYTE PHARMACEUTICALS INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING -- JUNE 5, 2000

ROY A WHITFIELD, RANDAL W. SCOTT, JOHN M. VUKO and E. LEE BENDEKGEY, or any of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth below and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Incyte Pharmaceuticals, Inc. (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 3160 Potter Drive, Palo Alto, California on Monday, June 5, 2000 at 10:00 a.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE THE AUTHORIZED TO VOTE FOR THE ELECTION OF DIRECTORS AND FOR ITEMS 2, 3, 4, 5 AND 6.

                  (continued and to be signed on reverse side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR ITEMS 2, 3, 4, 5, AND 6.        Please mark
                                                                                                                you votes as    [X]
                                                                                                                indicated in
                                                                                                                this example



                                       FOR                     WITHHOLD
                                all nominees listed           AUTHORITY
                                below (except as           to vote for all
                              marked to the contrary)    nominees listed below

                                                                           2. To approve the amendment       FOR  AGAINST  ABSTAIN
1.  ELECTION OF DIRECTORS                                                     to the Company's
                                                                              Certificate of
    Nominees:   Roy A. Whitfield      Randal W. Scott                         Incorporation to increase
                Barry M. Bloom        Jeffrey J. Collinson                    the number of authorized
                Frederick B. Caves    Jon S. Saxe                             shares:

                                                                           3. To approve the amendment       FOR  AGAINST  ABSTAIN
                                                                              to the Company's
(INSTRUCTION: To withhold authority to                                        Certificate of
vote for any individual nominee, write                                        Incorporation to change
that nominee's name in the space                                              the name of the Company:
provided below.)
                                                                           4. To approve the amendment       FOR  AGAINST  ABSTAIN
                                                                              to the Company's 1991
                                                                              Stock Plan:

                                                                           5. To approve the amendment       FOR  AGAINST  ABSTAIN
                                                                              to the Company's 1997
                                                                              Employee Stock Purchase
                                                                              Plan:

                                                                           6. To ratify the appointment      FOR  AGAINST  ABSTAIN
                                                                              of Ernst & Young LLP:

                                                                           7. In their discretion, upon      FOR  AGAINST  ABSTAIN
                                                                              such other business as may
                                                                              properly come before the
                                                                              meeting.

                                                                           Dated                                  , 2000
                                                                                ---------------------------------

                                                                           ----------------------------------------------
                                                                                         Signature of Stockholder

                                                                           ----------------------------------------------
                                                                                         Signature of Stockholder


                    PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
------------------------------------------------------------------------------------------------------------------------------------
                                                    FOLD AND DETACH HERE